EXHIBIT 4.7

INDEPENDENT CONTRACTOR AGREEMENT

THIS AGREEMENT is made as of the 15th day of March 2022

BETWEEN:

FLORA GROWTH CORP., a body corporate duly incorporated under the laws of the Province of Ontario (hereinafter called the “Company”)

AND:	OF THE FIRST PART

Dr. Bernard Wilson, an individual residing in Canada (hereinafter called the “Consultant”)

OF THE SECOND PART

FOR VALUABLE CONSIDERATION it is hereby agreed as follows:

1. The Consultant shall provide consulting services to the Company in the capacity of Special Advisor to the Chief Executive Officer (the “CEO”). The Consultant shall serve the Company in such consulting capacity or capacities as may from time to time be determined by the Company’s CEO and shall perform such duties as may be assigned by the CEO.

2. This Agreement supersedes and replaces in its entirety, any prior agreements between the parties and the Consultant and the Company expressly acknowledge that any and all such prior agreements, whether written or oral, are immediately null and void.

3. The term of this Agreement shall commence on the date hereof and shall continue until December 31, 2022 (the “End Date”), unless sooner terminated in accordance with the termination provisions herein.

4. The base fee (the “Base Fees”) for the Consultant’s services hereunder shall be at the rate of US $25,000 per month, plus applicable harmonized sales tax, payable in advance on the first business day of each calendar month.

5. The Consultant shall be eligible to receive grants under the Company’s incentive equity plans as the Board may from time to time determine, commensurate with his services rendered to the Company.

6. The Consultant shall be responsible for:

a.	the payment of income taxes and sales tax remittances as shall be required by any governmental entity with respect to fees paid by the Company to the Consultant;
b.	maintaining proper financial records of the Consultant, which records will detail, amongst other things, expenses incurred on behalf of the Company; and
c.

obtaining all necessary licenses and permits and for complying with all applicable federal, provincial and municipal laws, codes and regulations in connection with the provision of services hereunder, including (but not limited to), the Corruption of Foreign Public Officials Act (Canada), the United States Foreign Corrupt Practice Act, the UK Bribery ACT 2010, and other similar anti-corruption legislation in other jurisdictions to the extent applicable to, and binding on, the services provided by the Consultant, and the Consultant shall, when requested, provide the Company with adequate evidence of compliance with this paragraph.

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7. During the term of this Agreement, the Consultant shall provide the consulting services to the Company on an “as needed basis” and the Consultant shall be available to provide such services to the Company in a timely manner.

8. The Consultant shall be reimbursed for all traveling and other expenses actually and properly incurred in connection with the duties hereunder, provided that such expenses are incurred at the direction of, and with the prior written approval of, the CEO. For all such expenses the Consultant shall furnish to the Company an itemized invoice, detailing the expenses incurred, including receipts for such expenses, and the Company will reimburse the Consultant within fourteen (14) days of receipt of the Consultant’s invoice for all appropriate invoiced expenses.

9. The Consultant shall not, either during the continuance of this Agreement or at any time thereafter, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or any secrets of the Company and/or subsidiary or subsidiaries, to any person other than the current directors, officers and employees of the Company and/or its subsidiary or subsidiaries or for the Company’s purposes and shall not (either during the continuance of this Agreement or at any time thereafter) use, for the Consultant’s own purposes or for any purpose other than those of the Company, any information the Consultant may acquire in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries. This obligation of confidentiality shall not apply to information that is publicly available prior to the date of this Agreement and information that subsequently becomes publicly available other than through the Consultant’s breach of this Agreement. At all times, Consultant shall abide by the Company’s policy on Insider Trading.

10. This Agreement may be terminated at any time for just cause without notice or payment in lieu of notice and without payment of any fees whatsoever either by way of anticipated earnings or damages of any kind by advising the Consultant in writing. Just cause shall be defined to include, but is not limited to the following:

a.	Dishonesty or fraud;
b.	Theft;
c.	Negligence;
d.	Breach of any term of this Agreement;
e.	Breach of fiduciary duties;
f.	Being guilty of bribery or attempted bribery; or
g.	Gross mismanagement.

11. The Company may terminate this Agreement without cause by making a lump sum payment to the Consultant that is equivalent to the product of (x) the number of months remaining prior to the End Date and (y) $25,000, payable to the Consultant within thirty (30) days of the termination date.

12. The services to be performed by the Consultant pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Consultant without the previous written consent of the Company.

13. The Consultant expressly agrees and represents that the services to be performed by the Consultant pursuant hereto are not in contravention of any non-compete or non-solicitation obligations by which the Consultant is bound.

14. It is expressly agreed, represented and understood that the parties hereto have entered into an arms-length independent contract for the rendering of consulting services and that the Consultant is not the employee, agent or servant of the Company. Further, this Agreement shall not be deemed to constitute or create any partnership, joint venture, master-servant, employer-employee, principal-agent or any other relationship apart from an independent contractor and contractee relationship. Payments made to the Consultant hereunder shall be made without deduction at source by the Company for the purpose of withholding income tax, unemployment insurance payments or Canada Pension Plan contributions or the like.

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15. Any notice in writing or permitted to be given to the Consultant hereunder shall be sufficiently given if delivered to the Consultant personally or mailed by registered mail, postage prepaid, addressed to the Consultant at the last residential address known to the Secretary of the Company. Any such notice mailed as aforesaid shall be deemed to have been received by the Consultant on the first business day following the date of mailing. Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at the address shown on page 1 hereof. Any such notice mailed as aforesaid shall be deemed to have been received by the Company on the first business day following the date of the mailing. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

16. The provisions of this Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Consultant and the successors and assigns of the Company. For this purpose, the terms “successors” and “assigns” shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Consultant or Company, as applicable.

17. This Agreement embodies the entire understanding and agreement between the parties with respect to the subject matter hereunder and supersedes any prior understandings, negotiations, representations and agreements relating thereto. No other contract, agreement, representation or warranty between the parties hereto relating to the engagement exists.

18. Every provision of this Agreement is intended to be severable. If any term or provision hereof is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

19. This Agreement is being delivered and is intended to be performed in the Province of Ontario and shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the laws of such Province and the laws of Canada applicable therein (without regard to conflict of law principles). For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have jurisdiction to entertain any action arising under this Agreement. The Company and the Consultant each hereby attorns to the jurisdiction of the courts of the Province of Ontario provided that nothing herein contained shall prevent the Company from proceeding at its election against the Consultant in the courts of any other province or country.

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20. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

IN WITNESS WHEREOF this Agreement has been executed as of the day, month and year first above written.

FLORA GROWTH CORP.

Per:	/s/ Luis Merchan
Luis Merchan, CEO

BERNARD WILSON

/s/ Bernard Wilson

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